Exhibit 5.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated June 10, 2025, with respect to the consolidated financial statements of JHCC Holdings Parent, LLC and Subsidiaries as at December 31, 2024 and 2023 and for the years then ended included in the Prospectus, which is part of this Registration Statement on Form F-10 of Boyd Group Services Inc. dated October 29, 2025.

/s/ Forvis Mazars, LLP

Nashville, Tennessee

October 29, 2025